EXHIBIT 10.52

SEPARATION AGREEMENT AND
RELEASE OF ALL CLAIMS

     This Separation Agreement including the Release Agreement attached as Exhibit A (“Agreement”) is made and entered into by and between James T. Petillo (Participant) and Xcel Energy Inc., and its subsidiaries and affiliates (collectively “the Company”).

     WHEREAS, Participant is a Participant in the Xcel Energy Senior Executive Severance Policy (Policy); and

     WHEREAS, the parties wish to enter into an agreement whereby the Company obtains a waiver of all benefits payable under the Policy along with the Release Agreement required by the Policy from Participant, and Participant retires and receives severance benefits from the Company; and

     WHEREAS, August 8, 2003 will be the last day the Participant is required to report to work. The Company agrees that Participant will remain an active employee and utilize Paid Time Off (PTO) until August 31, 2003 (Date of Termination). Upon the Date of Termination, the Participant will offer and the Company will accept his voluntary resignation as an employee and officer of the Company, effective August 31, 2003. During the time between August 8, 2003 and the Date of Termination, the Participant will be available to provide consultative services to the Company.

     NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged,

     IT IS AGREED, by and between the undersigned, as follows:

1.	Payment to Participant

In return for the promises made herein, the sufficiency of which Participant acknowledges, the Company shall provide Participant with the following severance benefits after the Date of Termination, provided that Participant signs this Agreement, and, on or about the Date of Termination, signs and does not rescind the Release Agreement attached as Exhibit A:

a.	A lump sum payment of two million dollars ($ 2,000,000.00) payable within fifteen days of the date upon which the Release Agreement becomes irrevocable;

b.	The Company shall, at its sole expense as incurred, make available for use by the Participant outplacement services the scope and provider of which shall be selected by the Participant in his sole discretion (but at a cost to the Company of not more than $30,000);

c.	For a period of two and one-half years following the Date of Termination, the Participant and his family shall be provided with medical, vision and dental benefits as if the Participant’s employment had not been terminated;

d.	The Company shall continue to provide the Participant with financial planning counseling benefits through the second anniversary of the Date of Termination, on the same terms and conditions as were in effect immediately before the termination or, if more favorable, on the Effective Date.

Payments subject to tax withholding will be less applicable withholdings.

2.	Other Payments

Participant acknowledges that the benefits payable under this Agreement are in lieu of any other severance payments from the Company and hereby expressly waives any and all rights to benefits under the Policy and other severance benefits from the Company. Participant agrees that under no circumstances will he be eligible for Separation Benefits under both this Agreement and the Policy.

3.	Sufficiency of Consideration

Participant acknowledges that the payments and other benefits described in Paragraph 1 above are sufficient consideration for this Agreement.

4.	Certain Additional Payments or Reductions in Payments

In the event that it shall be determined that any Payments made under this Agreement would be subject to Excise Tax, then the Participant shall be entitled to receive an additional payment (a Gross-Up Payment). In an amount such that after payment by the Participant of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, the Participant retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.

5.	Confidentiality/Nondisclosure

Participant agrees that he will forever treat the terms and conditions of this Agreement as confidential and shall not disclose them to any person, other than to his immediate family, accountant(s), tax consultant(s), attorney(s), state and federal taxing authorities and financial institutions on a “need to know” basis, or as may be required in a court of competent jurisdiction or to a governmental agency, when required by subpoena, court order, law or administrative regulation. The Company agrees that it will respond to all inquiries into Participant’s employment history by disclosing the dates of Participant’s employment with the Company and the title of the position he last held.

6.	Non-Disparagement

Participant agrees to refrain from making any statements or communications which in any way allege that the Company acted in any manner which was wrongful, tortious or unlawful or which gave rise to liability or fault. Participant further agrees that he will not disparage the Company or its employees in any manner. The Company agrees that it, its agents, or employees will not disparage Participant in any manner.

7.	Complete Agreement

The parties acknowledge and represent that no promise or representation not contained in this Agreement has been made to them and acknowledge and represent that this Agreement contains the entire understanding between the parties and contains all terms and conditions pertaining to the settlement of the parties disputes. To the extent included in this Agreement, capitalized terms shall have the same meaning as defined in the Policy unless otherwise indicated herein.

8.	Knowing and Voluntary Execution

The parties hereto acknowledge that they have read this Agreement, that they fully understand their rights, privileges and duties thereunder and that they enter into the Agreement freely and voluntarily. They further acknowledge that they have had an opportunity to consult with attorneys of their choice to explain the terms of this Agreement and the consequences of signing it.

9.	Binding Effect

This Agreement and all covenants and releases set forth herein shall be binding upon and shall inure to the benefit of the respective parties hereto, their legal predecessors, successors, heirs, assigns, partners, representatives, parent companies, subsidiary companies, agents and attorneys. The terms of this Agreement constitute a binding contract.

10.	Construction

This Agreement shall not be construed or interpreted for or against any party hereto because that party drafted or caused the party’s legal representative to draft any of its provisions. The parties agree that this Agreement shall be interpreted as a whole in accordance with the laws of the State of Minnesota.

11.	Severability

If any provision of this Agreement or application thereof is held invalid, the invalidity shall not affect other provisions or applications of this Agreement which can be given effect without the invalid provision or application. To this end, the provisions of this Agreement are severable.

12.	Counterparts

This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and the counterparts shall together constitute one and the same agreement.

THIS AGREEMENT IS INTENDED TO BE A LEGALLY BINDING DOCUMENT FULLY ENFORCEABLE IN ACCORDANCE WITH ITS TERMS. IF IN DOUBT, SEEK COMPETENT LEGAL ADVICE BEFORE SIGNING.

/s/ James T. Petillo

Dated: August 21, 2003.		James T. Petillo

Xcel Energy Inc.

Dated: August 21, 2003.	By:	/s/ Parker W. Newcomb

Parker W. Newcomb

EXHIBIT A
RELEASE AGREEMENT

THIS Exhibit A to the Separation Agreement by and between Xcel Energy Inc. and its subsidiaries and affiliates (collectively the “Company”), a Minnesota corporation, and James T. Petillo (the “Participant”) is entered into this      day of                    , 2003.

WHEREAS, the Participant has become entitled to receive Separation Benefits under the Agreement on the condition that the Participant enter into this Release Agreement.

NOW, THEREFORE, in consideration of the payments and other benefits described in paragraph 1 of the Agreement, the Participant, intending to be legally bound, agrees as follows:

1.	Acknowledgment.

     (a) The Participant understands and agrees that, in addition to the Participant’s below-described exposure to the Company’s Confidential Information or Trade Secrets, the Participant may, in his capacity as an employee, at times meet with the Company’s customers and suppliers, and that as a consequence of using and associating with the Company’s name, goodwill, and professional reputation, the Participant will be in a position to develop personal and professional relationships with the Company’s past, current, and prospective customers and suppliers. The Participant further acknowledges that during the course and as a result of employment by the Company, the Participant may be provided certain specialized training or know-how. The Participant understands and agrees that this goodwill and reputation, as well as the Participant’s knowledge of Confidential Information or Trade Secrets and specialized training and know-how, could be used unfairly in competition against the Company.

     (b) Accordingly, the Participant agrees that during the period of one year after the Date of Termination (the “Covenant Period”), the Participant shall not:

     (i) Directly or indirectly solicit, service, contract with, or otherwise engage any past (one (1) year prior), existing or prospective customer, client, or account who then has a relationship with the Company for current or prospective business on behalf of an individual or entity that is engaged in a Competing Business (as defined below), or on the Participant’s own behalf for a Competing Business; the term “Competing Business” meaning for purposes of this clause (i) a business or enterprise that is engaged in the business of generation, purchase, transmission, distribution, or sale of electricity, or in the purchase, transmission, distribution, sale or transportation of natural gas within the States of Colorado, Kansas, Minnesota, New Mexico, North Dakota, Oklahoma, South Dakota, Texas, Wisconsin or Wyoming; and the Participant and the Company agree that this provision is reasonably enforced with reference to the foregoing states to the extent applicable to such relationships with the Company;

     (ii) Cause or attempt to cause any existing or prospective customer, client, or account, who then has a relationship with the Company for current or prospective business, to divert, terminate, limit or in any manner modify, or fail to enter into any actual or potential business relationship with the Company; and the Participant and the Company agree that this clause (ii) is reasonably enforced with reference to any geographic area applicable to such relationships with the Company; and

     (iii) Directly or indirectly solicit, employ or conspire with others to employ any of the Company’s employees; the term “employ” for purposes of this clause (iii) meaning to enter into an arrangement for services as a full-time or part-time employee, independent contractor, consultant, agent or otherwise; and the Participant and the Company agree that this clause (iii) is reasonably enforced as to any geographic area.

     (c) The Participant further agrees to inform any new employer or other person or entity with whom the Participant enters into a business relationship during the Covenant Period, before accepting such employment or entering into such a business relationship, of the existence of this Agreement and give such employer, person or other entity a copy of this Agreement.

     2. Return of Property. The Participant agrees that upon the Date of Termination, the originals and all copies of any and all documents (including computer data, diskettes, programs, or printouts) that contain any customer information, financial information, product information, or other information that in any way relates to the Company, its products or services, its clients, its suppliers, or other aspects of its business that are in the Participant’s possession shall be immediately returned to the Company. The Participant further agrees to not retain any summary of such information.

     3. Confidential Information/Trade Secrets.

     (a) The Participant acknowledges that during the course and as a result of his employment, the Participant may receive or otherwise have access to, or contribute to the production of, Confidential Information or Trade Secrets. “Confidential Information or Trade Secrets” means information that is proprietary to or in the unique knowledge of the Company (including information discovered or developed in whole or in part by the Participant); the Company’s business methods and practices; or information that derives independent economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use, and is the subject of efforts that are reasonable under the circumstances to maintain its secrecy. It includes, among other things, strategies, procedures, manuals, confidential reports, lists of clients, customers, suppliers, past, current or possible future products or services, and information concerning research, development, accounting, marketing, selling or leases and the prices or charges paid by the Company’s customers to the Company, or by the Company to its suppliers. The Participant acknowledges his continuing agreement to abide by the terms of the Xcel Energy Code of Conduct.

     (b) The Participant further acknowledges and appreciates that any Confidential Information or Trade Secret constitutes a valuable asset of the Company and that the Company intends any such information to remain secret and confidential. The Participant therefore specifically agrees that except to the extent required by the Participant’s duties to the Company or as permitted by the express written consent of the Board of Directors, the Participant shall never, either during employment with the Company or at any time thereafter, directly or indirectly use, discuss or disclose any Confidential Information or Trade Secrets of the Company or otherwise use such information to his own or a third party’s benefit.

     4. Consideration. The Participant and the Company agree that the above provisions of this Agreement are reasonable and necessary for the protection of the Company and its business. In exchange for the Participant’s agreement to be bound by the terms of this Agreement, the Company has provided the Participant the Separation Benefits under this Agreement. The Participant accepts and acknowledges the adequacy of such consideration for this Agreement.

     5. Remedies for Breach. The Participant acknowledges that a breach of the above provisions of this Agreement will cause the Company irreparable harm that would not be fully remedied by monetary damages. Accordingly, the Participant agrees that the Company shall, in addition to the requirement to return the Covenant Consideration to the Company and any relief afforded by law, be entitled to injunctive relief. The Participant agrees that both damages at law and injunctive relief shall be proper modes of relief and are not to be considered alternative remedies.

     6. Release.

     (a) In consideration of the Separation Benefits, the Participant does hereby fully and completely release, discharge and waive any and all claims, complaints, causes of action or demands of whatever kind which the Participant has or may have against the Company and its predecessors, successors, subsidiaries and affiliates, corporations, partnerships or other business enterprises and all officers, directors, stockholders, owners, supervisors, managers, partners, employees and agents of those persons and companies arising out of any actions, conduct, decisions, behavior or events occurring to the date of his execution of this Release, whether known or unknown, suspected or unsuspected.

     (b) The Participant understands and accepts that this release specifically covers but is not limited to any and all claims, complaints, causes of action or demands of whatever kind which the Participant has or may have against the above-referenced released parties relating in any way to the terms, conditions and circumstances of his employment to date, whether based on statutory, regulatory or common law claims for employment discrimination, including but not limited to race, color, national origin, handicap, religion, sex, age, retaliation or reprisal discrimination, arising under Title VII of the Federal Civil Rights Act of 1964, as amended, Executive Order 11246, the 1866 Civil Rights Act, the Age Discrimination in Employment Act, as amended, the Americans with Disabilities Act, the Rehabilitation Act of 1973, the Colorado Civil Rights Act, the Minnesota Human Rights Act, the Fair Labor Standards Act, National Labor Relations Act, Worker Adjustment and Retraining Notification Act or any other administrative order, federal or state statute or local ordinance, wrongful discharge, breach of contract, breach of any express or implied promise, misrepresentation, fraud, reprisal, retaliation, breach of public policy, infliction of emotional distress, defamation, promissory estoppel, invasion of privacy, negligence, or any other theory, whether legal or equitable; except that this release will not impair any existing rights the Participant may have under any presently existing pension, retirement or employee benefit plan of the Company.

     (c) By signing below, the Participant acknowledges that he fully understands and accepts the terms of this release, and represents and agrees that his signature is freely, voluntarily and knowingly given and that he has been provided a full opportunity to review and reflect on the terms of this release for at least 21 days and to seek the advice of legal counsel of his choice, which advice the Participant has been encouraged to obtain.

     7. The Participant’s Acknowledgment of Review; Right to Revoke.

     (a) The Participant represents that the Participant has carefully read and fully understands all provisions of this Agreement and that the Participant has had a full opportunity to review this Agreement before signing and to have all the terms of this Agreement explained to him by counsel.

     (b) This Agreement may be revoked by the Participant by written notice given to:

Gary Johnson, Vice President and General Counsel 800 Nicollet Mall, Suite 3000 Minneapolis, Minnesota 55402
within 15 business days after being signed by the Participant.

     8. General Provisions. The Participant and the Company acknowledge and agree as follows:

     (a) This Agreement contains the entire understanding of the parties with regard to all matters contained herein. There are no other agreements, conditions, or representations, oral or written, express or implied, with regard to such matters;

     (b) This Agreement may be amended or modified only by a writing signed by both parties;

     (c) Waiver by either the Company or the Participant of a breach of any provision, term or condition hereof shall not be deemed or construed as a further or continuing waiver thereof or a waiver of any breach of any other provision, term or condition of this Agreement;

     (d) This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would have been required to perform it if no such succession had taken place. As used in this Agreement, “the Company” shall mean the Company and its affiliates or assigns and any such successor that assumes and agrees to perform this Agreement, by operation of law or otherwise. No assignment of this Agreement shall be made by the Participant, and any purported assignment shall be null and void;

     (e) If any court finds any provision or part of this Agreement to be unreasonable, in whole or in part, such provision shall be deemed and construed to be reduced to the maximum duration, scope or subject matter allowable under applicable law. Any invalidation of any provision or part of this Agreement will not invalidate any other part of this Agreement;

     (f) This Agreement will be construed and enforced in accordance with the laws and legal principles of the State of Minnesota. The Participant consents to the jurisdiction of the Minnesota courts for the enforcement of this Agreement; and

     (g) This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same instrument.

THIS AGREEMENT IS INTENDED TO BE A LEGALLY BINDING DOCUMENT FULLY ENFORCEABLE IN ACCORDANCE WITH ITS TERMS. IF IN DOUBT, SEEK COMPETENT LEGAL ADVICE BEFORE SIGNING.

James T. Petillo	Date

XCEL ENERGY INC.

By

Date

Its

The Participant acknowledges that he has received a copy of this Agreement.